Return Optimization Securities with Partial Protection

Enhanced Return Strategies for Moderate-Return Environments

UBS AG, Jersey Branch

February 21, 2008

PROSPECTUS SUPPLEMENT (To Prospectus dated March 27, 2006)

Product Supplement
Return Optimization Securities with Partial Protection

Linked to an Index or a Basket of Indices

UBS AG from time to time may offer and sell return optimization securities with partial protection, which we refer to as “ROS”. This product supplement describes some of the general terms that may apply to the ROS and the general manner in which they may be offered. The specific terms of any ROS that we offer, including the name of the underlying index (the “underlying index”) or the several indices (each a “basket index” and together, the “basket indices”) composing the weighted basket (the “underlying basket”) to which the return on the ROS is linked and the specific manner in which such ROS may be offered, will be described for each particular offering of the ROS in an applicable free writing prospectus and an applicable pricing supplement to this product supplement. If there is any inconsistency between the terms described in the applicable free writing prospectus, applicable pricing supplement and those described in this product supplement or in the accompanying prospectus, the terms described in the applicable pricing supplement will be controlling. Except as otherwise described in the applicable pricing supplement, the general terms of the ROS are described in this product supplement and unless otherwise specified in the applicable pricing supplement include the following:

Issuer (Booking Branch):
UBS AG (Jersey Branch)
Coupon:
We will not pay you interest during the term of the ROS.
Principal Amount:
$1000 per ROS, unless otherwise specified in the applicable pricing supplement.
Principal Protection:
The applicable pricing supplement will specify the percentage of your principal amount in ROS that will be protected (the “Protection Percentage”).
Payment at Maturity:
At maturity, you will receive a cash payment per $1000 principal amount of ROS you hold, calculated as described below:

➢

If the performance of the underlying index or underlying basket (the “Underlying Return”) is positive, your return on the ROS will be equal to the Underlying Return multiplied by a multiplier (the “Multiplier”), up to a maximum gain (the “Maximum Gain”). The Multiplier and the Maximum Gain on the ROS will be specified in the applicable pricing supplement.

➢ If the Underlying Return is between 0% and –(Protection Percentage), inclusive, you will receive your principal amount.

➢

If the Underlying Return is less than –(Protection Percentage), you will lose 1% (or a fraction thereof) of your principal for each 1% (or a fraction thereof) that the Underlying Return is lower than –(Protection Percentage).

Accordingly, if the underlying index or underlying basket has declined by more than the Protection Percentage over the term of the ROS, you will lose some of your principal.
The partial protection feature applies only at maturity.
Underlying Return:
Ending Level – Starting Level Starting Level
Starting Level:
The closing level of the underlying index determined on the trade date specified in the applicable free writing prospectus and the applicable pricing supplement, or in the case of an underlying basket, 100.
Ending Level:
The closing level of the underlying index determined on a date specified in the applicable free writing prospectus and the applicable pricing supplement, subject to adjustment upon the occurrence of a market disruption event, as described herein, or in the case of an underlying basket, the weighted performance of the basket indices on the date specified in the applicable pricing supplement.
See “General Terms of the ROS — Payment at Maturity” on page PS-20.
No Listing:
The ROS will not be listed or displayed on any securities exchange or any electronic communications network.
Calculation Agent:
UBS Securities LLC

The applicable pricing supplement will describe the specific terms of the ROS, including any changes to the terms specified in this product supplement.

See “Risk Factors” beginning on page PS-12 of this product supplement for risks related to an investment in the ROS.

To help investors identify appropriate structured products, UBS organizes its structured products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The ROS are classified by UBS as an Optimization Strategy for this purpose. For a more detailed description of each of the four categories, please see “Structured Product Characterization” beginning on page PS-5.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The securities are not deposit liabilities of UBS AG and are not FDIC insured.

UBS Investment Bank

Prospectus Supplement dated February 21, 2008

ADDITIONAL INFORMATION ABOUT THE RETURN OPTIMIZATION SECURITIES
WITH PARTIAL PROTECTION

You should read this product supplement together with the prospectus dated March 27, 2006, relating to our Medium Term Notes, Series A, of which the ROS are a part, the index supplement dated August 27, 2007, and any applicable prospectus supplement, including the index supplement dated August 27, 2007, which contains information about certain indices to which particular categories of debt securities and warrants that we may offer, including the ROS, may be linked, and any pricing supplement that we may file with the SEC from time to time. You may access these documents on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

➢	Prospectus dated March 27, 2006:

http://www.sec.gov/Archives/edgar/data/1114446/000095012306003728/y17280ae424b2.htm

➢	Index Supplement dated August 27, 2007:

http://www.sec.gov/Archives/edgar/data/1114446/000139340107000087/v085367_debtsec-prosup.htm

Our Central Index Key, or CIK, on the SEC Web Site is 0001114446.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Product Supplement

Index Supplement

Index Supplement Summary	IS-1
Underlying Indices and Underlying Index Publishers	IS-2
Dow Jones Industrial Average® Index	IS-2
NASDAQ-100® Index	IS-4
Russell 2000® Index	IS-5
S&P 500® Index	IS-9
Dow Jones-AIG Commodity IndexSM	IS-12
UBS Bloomberg Constant Maturity Commodity Index (CMCI) Excess Return	IS-19
Rogers International Commodity Index® Excess ReturnSM	IS-24
AMEX Hong Kong 30 Index	IS-31
Dow Jones EURO STOXX 50® Index	IS-35
FTSETM 100 Index	IS-37

FTSE/Xinhua China 25 IndexTM	IS-39
Hang Seng China Enterprises Index	IS-43
Korea KOSPI 200 Index	IS-45
MSCI-EAFE® Index	IS-47
MSCI® Emerging Markets IndexSM	IS-47
MSCI Singapore IndexSM	IS-47
MSCI Taiwan IndexSM	IS-47
MSCI Thailand IndexSM	IS-48
Nikkei® 225 Index	IS-53
S&P/ASX 200® Index	IS-56
Swiss Market Index (SMI)®	IS-58

Prospectus

Introduction	3
Cautionary Note Regarding Forward-Looking Information	5
Incorporation of Information About UBS AG	7
Where You Can Find More Information	8
Presentation of Financial Information	9
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	10
Capitalization of UBS	10
UBS	11
Use of Proceeds	13
Description of Debt Securities We May Offer	14
Description of Warrants We May Offer	36
Legal Ownership and Book-Entry Issuance	53
Considerations Relating to Indexed Securities	59
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	62
U.S. Tax Considerations	65
Tax Considerations Under the Laws of Switzerland	76
ERISA Considerations	78
Plan of Distribution	79
Validity of the Securities	82
Experts	82

Product Supplement Summary

This product supplement describes terms that will apply generally to the ROS. Prior to the trade date for each offering of the ROS, UBS AG will prepare a separate free writing prospectus that will apply specifically to that offering and will include the identity of the underlying index or underlying basket as well as any changes to the general terms specified below. On the trade date, UBS AG will prepare a pricing supplement that, in addition to specifying the underlying index or underlying basket and any changes to the general terms specified below, will also include the specific pricing terms for that issuance. Any applicable free writing prospectus and applicable pricing supplement should be read in conjunction with this product supplement and the accompanying prospectus.

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this product supplement, when we refer to the “ROS,” we mean return optimization securities with partial protection. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated March 27, 2006, of UBS. References to the “applicable pricing supplement” mean the applicable free writing prospectus and the applicable pricing supplement that describe the specific terms of your ROS unless the context otherwise requires.

What Are the Return Optimization Securities with Partial Protection?

The Return Optimization Securities with Partial Protection (“ROS”) are medium-term notes issued by UBS whose return is linked to the performance of an underlying index or an underlying basket comprised of several indices (each a “basket index” and, together, the “basket indices”). The underlying index or underlying basket, the value of which may be based on equity securities or futures contracts on physical commodities, will be specified in the applicable pricing supplement to this product supplement. Some of the potential underlying indices that may be specified in the applicable pricing supplement are described in the index supplement dated August 27, 2007, as amended or supplemented by any index supplement that may be filed with the SEC from time to time (the “index supplement”).

At maturity, the ROS will pay an amount in cash that is based on the return of the underlying index or the underlying basket, referred to as the “Underlying Return.” The Underlying Return may be referred to as the “Index Return” or “Basket Return” in the applicable free writing prospectus and the applicable pricing supplement. The Underlying Return will be calculated based on the change in the value of the underlying index or underlying basket on the trade date relative to the value on the final valuation date, as described below.

Unless otherwise specified in the applicable pricing supplement, at maturity you will receive a cash payment per $1000 principal amount of each ROS you hold, calculated as follows:

➢	If the Underlying Return is positive, you will receive a cash payment, per $1000 principal amount of each ROS you hold, equal to:

$1000 × [$1000 × (Underlying Return x Multiplier)]; provided, however, that in no event will you receive an amount greater than $1000 + ($1000 x Maximum Gain).

➢	If the Underlying Return is between 0% and –(Protection Percentage), inclusive, you will receive your principal amount.
➢	If the Underlying Return is less than –(Protection Percentage), you will lose 1% (or a fraction thereof) of your principal for each 1% (or a fraction thereof) that the Underlying Return is lower than –(Protection Percentage). For example, if the Protection Percentage is 20%, an Underlying Return of -25.5% will result in a 5.5% loss of principal.

Accordingly, if the underlying index or underlying basket has declined by more than the Protection Percentage over the term of the ROS, you will lose some of your principal.

The “Underlying Return” is the difference between the closing level of the underlying index or underlying basket on the dates specified in the applicable pricing supplement, expressed as a percentage and calculated as follows:

Underlying Return  =
Ending Level – Starting Level

Starting Level

where the “Starting Level” is the closing level of the underlying index on the date specified in the applicable pricing supplement (which will be the date on which the ROS are priced, or the “trade date”) or, in the case of an underlying basket, 100, and the “Ending Level” is the closing level of the underlying index on the date specified in the applicable pricing supplement (which will generally be approximately three to five business days prior to the maturity date of the ROS, subject to adjustment in the case of specified market disruption events, or the “final valuation date”) or, in the case of an underlying basket, the weighted performance of the basket indices on the final valuation date. The trade date and final valuation date will be specified in the applicable pricing supplement.

We may issue separate offerings of the ROS that are identical in all respects, except that each offering may be linked to the performance of a different underlying index or underlying basket and will be subject to the particular terms of the respective ROS set forth in the applicable pricing supplement. Each offering of the ROS is a separate and distinct security and you may invest in one or more offerings of the ROS as set forth in the applicable pricing supplement. The performance of each offering of the ROS will depend solely upon the performance of the underlying index or underlying basket to which such offering is linked and will not depend on the performance of any other offering of the ROS.

The ROS Are Part of a Series

The ROS are part of a series of debt securities entitled “Medium Term Notes, Series A” that we may issue under our indenture, which is described in the accompanying prospectus, from time to time. This product supplement summarizes general financial and other terms that apply to the ROS. Terms that apply generally to all Medium Term Notes, Series A are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this product supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Specific Terms Will Be Described in Applicable Pricing Supplements

The specific terms of your ROS will be described in the applicable pricing supplement accompanying this product supplement. The terms described there modify or supplement those described here and in the accompanying prospectus. If the terms described in the applicable pricing supplement are inconsistent with those described here or in the accompanying prospectus, the terms described in the applicable pricing supplement are controlling.

Any applicable pricing supplement should be read in connection with this product supplement and the accompanying prospectus.

Selected Purchase Considerations

Subject to the specific terms of your ROS as described in the applicable pricing supplement, an investment in the ROS may offer the following features:

➢	Growth Potential — You will receive enhanced upside participation in the positive performance of the underlying index or underlying basket subject to the Maximum Gain which will be specified in the applicable pricing supplement.
➢	Diversification — The ROS may provide diversification within the equity or commodities portion of your portfolio through exposure to the underlying index or underlying basket and their respective index constituents.
➢	Partial Protection of Principal — At maturity, your principal is protected against a decline in the underlying index or underlying basket up to the Protection Percentage, which will be specified in the applicable pricing supplement. However, if the Underlying Return is less than –(Protection Percentage), you will lose 1% (or a fraction thereof) of your principal for each 1% (or a fraction thereof) that the Underlying Return is lower than –(Protection Percentage). For example, if the Protection Percentage is 20%, an Underlying Return of –25.5% will result in a 5.5% loss of principal.

What Are Some of the Risks of the ROS?

An investment in any ROS involves significant risks. Some of the risks that apply generally to the ROS are summarized here, but we urge you to read the more detailed explanation of risks relating to the ROS in the “Risk Factors” section of this product supplement and the applicable pricing supplement.

➢	At maturity, you risk losing some of your principal — If the Underlying Return is less than –(Protection Percentage), you will lose 1% (or a fraction thereof) of your principal for each 1% (or a fraction thereof) that the Underlying Return is lower than –(Protection Percentage). Accordingly, if the underlying index or underlying basket has declined by more than the Protection Percentage over the term of the ROS, investors will lose some of their principal.
➢	Partial principal protection only if you hold the ROS to maturity — You should be willing to hold your ROS to maturity. You will be entitled to receive at least the specified Protection Percentage of the principal amount of your ROS only if you hold your ROS to maturity. The market value of the ROS may fluctuate between the date you purchase them and the final valuation date. If you sell your ROS in the secondary market prior to maturity, you will not receive partial principal protection on the portion of your ROS sold.
➢	Your growth potential is limited — If the Underlying Return is positive, the Underlying Return will be multiplied by a Multiplier, subject to the Maximum Gain on the ROS. Therefore, you will not benefit from any positive Underlying Return in excess of an amount equal to the applicable Maximum Gain divided by the Multiplier. For examples of how your ROS may perform at maturity, see “ — What are the steps to calculate payment at maturity?” in this product supplement.
➢	Maximum potential return only at maturity — You can only earn the potential maximum return if you hold your ROS to maturity.
➢	There may be little or no secondary market for the ROS — The ROS will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the ROS will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the ROS, although they are not required to do so and may stop making a market at any time. If you sell your ROS prior to maturity, you may have to sell them at a substantial loss.
➢	Owning the ROS is not the same as owning the underlying index or basket indices — The return on your ROS may not reflect the return you would realize if you actually owned the underlying index or basket indices. For instance, you will not receive or be entitled to receive any dividend payments or other distributions over the life of the ROS (however, in the case of ROS linked to a total return index, dividends paid on one or more index components are generally treated as being reinvested in the index components).
➢	Credit of issuer — An investment in the ROS is subject to the credit risk of UBS, and the actual and perceived creditworthiness of UBS may affect the market value of the ROS.
➢	Price prior to maturity — The market price of the ROS will be influenced by many unpredictable and interrelated factors, including the level of the underlying index or underlying basket; the volatility of such underlying index or basket indices; the dividend rate paid on the underlying index or basket indices; the time remaining to the maturity of the ROS; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.

➢	Impact of fees on secondary market prices — Generally, the price of the ROS in the secondary market is likely to be lower than the initial public offering price since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the ROS.
➢	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying index or basket indices and/or over-the-counter options, futures or other instruments with return linked to the performance of the underlying index or basket indices, may adversely affect the market price of the underlying index or basket indices and, therefore, the market value of the ROS.
➢	Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of the stocks comprising the underlying index or basket indices, which may present a conflict between the obligations of UBS and you, as a holder of the ROS. In addition, the calculation agent, an affiliate of the issuer, will determine the Underlying Return and payment at maturity based on observed levels of such underlying index or underlying basket in the market. The calculation agent can postpone the determination of the underlying index or underlying basket or the maturity date if a market disruption event occurs and is continuing on the final valuation date.
➢	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the ROS. Any such research, opinions or recommendations could affect the value of the applicable index or the stocks included in such index, and therefore the market value of the ROS.
➢	Uncertain tax treatment — Significant aspects of the tax treatment of the ROS are uncertain. You should consult your own tax advisor about your own tax situation.
➢	No adjustments for fluctuations in foreign exchange rates — The value of your ROS may not be adjusted for exchange rate fluctuations between the U.S. dollar and any other currency upon which an index component, such as an equity security or futures contract on a physical commodity, is based. Therefore, if such currency appreciates or depreciates relative to the U.S. dollar over the term of the ROS, you may not receive any additional payment or incur any reduction in payment at maturity.

The ROS may be a suitable investment for you if:

Subject to the specific terms of your ROS, as specified in the applicable pricing supplement, the ROS generally may be a suitable investment for you if:

➢	You believe the underlying index or underlying basket will appreciate over the term of the ROS and that the appreciation is unlikely to exceed an amount equal to the Maximum Gain divided by the Multiplier.
➢	You seek an investment that offers partial principal protection when the ROS are held to maturity.
➢	You are willing to risk losing some of your investment if the price of the underlying index or underlying basket declines from the trade date to the final valuation date by more than the Protection Percentage applicable to the ROS.
➢	You are willing to forego dividends paid on any equity securities included in the underlying index or basket indices (however, in the case of ROS linked to a total return index, dividends paid on one or more index components are generally treated as being reinvested in the index components).
➢	You do not seek current income from your investment.
➢	You are willing to hold the ROS to maturity.
➢	In the case of a ROS linked to a commodities index or a basket that includes a commodities index,

you are willing to accept the risk of fluctuations in commodities prices in general and in the prices of futures contracts on physical commodities traded on various domestic and international exchanges in particular.

The ROS may not be a suitable investment for you if:

Subject to the specific terms of your ROS, as specified in the applicable pricing supplement, the ROS generally may not be a suitable investment for you if:

➢	You do not believe the underlying index or underlying basket will appreciate over the term of the ROS, or you believe the underlying index or underlying basket will appreciate over the term of the ROS by more than an amount equal to the Maximum Gain divided by the Multiplier.
➢	You seek an investment that is 100% principal protected.
➢	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.
➢	You seek an investment that is exposed to the full upside performance of the underlying index or underlying basket (i.e., potentially in excess of an amount equal to the Maximum Gain divided by the Multiplier.
➢	You prefer to receive the dividend paid on any equity securities included in the underlying index or basket indices (however, in the case of ROS linked to a total return index, dividends paid on one or more index components are generally treated as being reinvested in the index components).
➢	You seek current income from your investment.
➢	You are unable or unwilling to hold the ROS to maturity.
➢	You seek an investment for which there will be an active secondary market.
➢	In the case of a ROS linked to a commodities index or a basket that includes a commodities index, you are not willing to be exposed to fluctuations in commodities prices in general and in the prices of futures contracts on physical commodities traded on various domestic and international exchanges in particular.

Structured Product Characterization

To help investors identify appropriate structured products, UBS organizes its structured products, including the securities offered hereby, into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The description below is intended to describe generally the four categories of structured products and the types of protection that may be offered on those products. This description should not be relied upon as a description of any particular structured product.

➢	Protection Strategies are structured to provide investors with a high degree of principal protection at maturity, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These structured products are designed for investors with low to moderate risk tolerances.
➢	Optimization Strategies are structured to optimize returns or yield within a specified range. These structured products are designed for investors with moderate to high risk tolerances. Optimization Strategies may be structured to provide no principal protection, partial protection or contingent protection.
➢	Performance Strategies are structured to be strategic alternatives to index funds or exchange traded funds or to allow efficient access to new markets. These structured products are designed for investors with moderate to high risk tolerances. Performance Strategies may be structured to provide no principal protection, partial protection or contingent protection.

➢	Leverage Strategies are structured to provide leveraged exposure to the performance of an underlying asset. These structured products are designed for investors with high risk tolerances.

“Partial protection”, if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold.

“Contingent protection”, if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price or level of the asset declines below the specified threshold at any time during the term of the securities, all principal protection is lost and the investor will have full downside exposure to the price or level of the underlying asset. In order to benefit from any type of principal protection, investors must hold the security to maturity.

Classification of structured products into categories is not intended to guarantee particular results or performance.

What Are the Tax Consequences of the ROS?

The United States federal income tax consequences of your investment in the ROS are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” on page PS-28 and discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the ROS, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your ROS as a pre-paid cash-settled derivative contract with respect to the underlying index or underlying basket. If your ROS are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your ROS in an amount equal to the difference between the amount you receive at such time and the amount you paid for your ROS. Such gain or loss should generally be long term capital gain or loss if you have held your ROS for more than one year.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your ROS in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the ROS, it is possible that your ROS could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-28.

The Internal Revenue Service has recently released a notice that may affect the taxation of holders of the ROS. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the ROS should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the ROS will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your ROS for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” on page PS-28 unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

In addition, a member of the House of Representatives has recently introduced a bill that, if enacted, would require holders of ROS to accrue interest income over the term of the ROS despite the fact that there will be no interest payments over the term of the ROS. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your ROS.

What Are the Steps to Calculate Payment at Maturity?

Set forth below is an explanation of the steps necessary to calculate the payment at maturity on the ROS, followed by examples for four hypothetical ROS, three based on the performance of a single index and one based on the performance of a basket of indices.

Step 1: Calculate the Underlying Return

Calculate the Underlying Return for a single index

Where the payment at maturity is based on the performance of a single index, the Underlying Return is the difference between the closing level of the underlying index on the final valuation date and on the trade date and is expressed as a percentage of the closing level of the underlying index on the trade date. The Underlying Return may be positive or negative and is calculated as follows:

Underlying Return  =
Ending Level – Starting Level

Starting Level

The “Starting Level” is the closing level of the underlying index determined on the trade date specified in the applicable free writing prospectus and the applicable pricing supplement.

The “Ending Level” is the closing level of the underlying index determined on the final valuation date specified in the applicable pricing supplement, subject to adjustment upon the occurrence of a market disruption event as described herein.

Calculate the Underlying Return for a basket of three indices

Where the payment at maturity is based on the performance of a basket of indicies, the Underlying Return is the difference between the closing level of the basket on the final valuation date and on the trade date and is expressed as a percentage of the closing level of the underlying basket on the trade date. The Underlying Return may be positive or negative and is calculated as follows:

Underlying Return  =
Ending Level – Starting Level

Starting Level

The “Starting Level” is 100, unless otherwise specified in the applicable free writing prospectus and the applicable pricing supplement.

The “Ending Level” will be calculated on the final valuation date as follows:

100 × (1 + (WBI1 × BIR1) + (WBI2 × BIR2) + (WBI3 × BIR3))

where

“W” is the respective weighting of each basket index (i.e., BI1, BI2 and BI3) in the underlying basket, expressed as a percentage, and

“BIR” is the respective index return for each basket index (i.e., BI1, BI2 and BI3) calculated in the same manner described above under “calculate the Underlying Return for a single index”.

Step 2: Calculate the Cash Payment at Maturity

At maturity, you will receive a cash payment per $1000 principal amount of each ROS you hold, calculated as described below:

➢	If the performance of the Underlying Return is positive, you will receive a cash payment at maturity equal to the lesser of:

$1000 + [$1000 × (Underlying Return × Multiplier)]; and
$1000 + ($1000 × Maximum Gain).

➢	If the Underlying Return is between 0% and –(Protection Percentage), inclusive, you will receive a receive a cash payment at maturity equal to the principal amount of your ROS.
➢	If the Underlying Return is less than –(Protection Percentage), you will receive a cash payment at maturity, per $1000 principal amount of each ROS, equal to:

$1000 + [$1000 × (Underlying Return + Protection Percentage)].

Accordingly, if the underlying index or underlying basket has declined by more than the Protection Percentage over the term of the ROS, you will lose some of your principal.

The partial protection feature applies only at maturity.

Example 1 — The Underlying Return is 5%

The following example illustrates the calculation of the Underlying Return and the payment at maturity for a hypothetical ROS based on one index with the following assumptions:

Maximum Gain	15%
Multiplier	2
Protection Percentage	10%
Starting Level	1,400
Ending Level	1,470

Given the above assumptions, the Underlying Return would be calculated as follows:

Underlying Return	=	Ending Level – Starting Level Starting Level	=	1,470 – 1,400 1,400	=	5%

Given an Underlying Return of 5% and assuming a Multiplier of 2, the payment at maturity would be:

$1000 + [$1000 × (Underlying Return × Multiplier)] = $1000 + [$1000 × (5% × 2)] = $1100 per $1000 ROS.

Example 2 — The Underlying Return is -5%

The following example illustrates the calculation of the Underlying Return and the payment at maturity for a hypothetical ROS based on one index with the following assumptions:

Maximum Gain	15%
Multiplier	2
Protection Percentage	10%
Starting Level	1,400
Ending Level	1,330

Given the above assumptions, the Underlying Return would be calculated as follows:

Underlying Return	=	Ending Level – Starting Level Starting Level	=	1,330 – 1,400 1,400	=	-5%

Since the Underlying Return is -5%, which is within the Principal Protection range of 0% and -10%, the payment at maturity would be $1000 per ROS.

Example 3 — The Underlying Return is 10%

The following example illustrates the calculation of the Underlying Return and the payment at maturity for a hypothetical ROS based on one index with the following assumptions:

Maximum Gain	15%
Multiplier	2
Protection Percentage	10%
Starting Level	1,400
Ending Level	1,540

Given the above assumptions, the Underlying Return would be calculated as follows:

Underlying Return	=	Ending Level – Starting Level Starting Level	=	1,540 – 1,400 1,400	=	10%

Since the Underlying Return multiplied by the Multiplier is greater than the Maximum Gain, your payment at maturity would be $1150.

Example 4 — The Underlying Return is -50%

The following example illustrates the calculation of the Underlying Return and the payment at maturity for a hypothetical ROS based on one index with the following assumptions:

Maximum Gain	15%
Multiplier	2
Protection Percentage	10%
Starting Level	1,400
Ending Level	700

Given the above assumptions, the Underlying Return would be calculated as follows:

Underlying Return	=	Ending Level – Starting Level Starting Level	=	700 – 1,400 1,400	=	-50%

Given an Underlying Return of -50% and assuming a Protection Percentage of 10%, the payment at maturity would be:

$1000 + [$1000 × (Underlying Return + Protection Percentage)] = $1000 + [($1000 × (-50% + 10%)] = $600 per ROS.

Example 5 — The Basket Return is 6.5%

The following example illustrates the calculation of the Underlying Return and the payment at maturity for a hypothetical ROS based on a basket of three indices with the following assumptions:

Index	Index Weight	Index Return
A Index	50%	10%
B Index	30%	–5%
C Index	20%	15%
Maximum Gain	15%
Multiplier	2

Given the above assumptions, the Ending Level would be calculated as follows:

Ending Level = 100 x (1 + (A index weight x A index return) +

(B index weight x B index return) +

(C index weight x C index return))

 = 100 x (1 + (50% x 10%) + (30% x –5%) + (20% x 15%)) = 106.5

The Underlying Return is then calculated as follows:

Underlying Return	=	Ending Level – Starting Level Starting Level	=	106.5 – 100 100	=	6.5%

Given an Underlying Return of 6.5% and assuming a Multiplier of 2, the payment at maturity would be:

$1000 + [$1000 x (Underlying Return x Multiplier)] = $1000 + [$1000 (x (6.5% x 2)] =
$1130 per $1000 ROS.

Hypothetical Payment Amounts on Your ROS

The applicable pricing supplement may include hypothetical calculations and tables or charts showing hypothetical examples of the performance of your ROS at maturity and the cash payment amounts that could be delivered for each of your ROS on the stated maturity date based on a range of hypothetical index ending levels or basket ending levels and on various key assumptions shown in the applicable pricing supplement.

Any table, chart or calculation showing hypothetical payment amounts will be provided for purposes of illustration only. It should not be viewed as an indication or prediction of future investment results. Rather, it is intended merely to illustrate the impact that various hypothetical market prices of the underlying index or basket indices on the final valuation date could have on your payment at maturity, as calculated in the manner described in the applicable pricing supplement. Such hypothetical table, chart or calculation will be based on market prices for the underlying index or basket indices that may not be achieved on the applicable final valuation date and on assumptions regarding terms of the ROS that will not be set until the trade date.

As calculated in the applicable pricing supplement, the hypothetical payment amounts on your ROS on the stated maturity date may bear little or no relationship to the actual market value of your ROS on that date or at any other time, including any time you might wish to sell your ROS. In addition, you should not view the hypothetical payment amounts as an indication of the possible financial return on an investment in your ROS, since the financial return will be affected by various factors, including taxes, which the hypothetical information does not take into account. Moreover, whatever the financial return on your ROS might be, it may bear little relation to — and may be much less than — the financial return that you might achieve were you to invest directly in the stocks or futures contracts on physical commodities comprising the underlying index or basket indices (the “index constituent stocks” and the “index commodities,” respectively, and together, the “index constituents”) or in the index or one of the basket indices. The following factors, among others, may cause the financial return on your ROS to differ from the financial return you would receive by investing directly in the underlying index, the basket indicies or the associated index constituents:

➢	the return on such a direct investment would not be limited by the Maximum Gain or otherwise capped;
➢	in the case of direct investment in the underlying index, basket indicies or the associated index constituent stocks, the return could include substantial dividend payments, which you will not receive as an investor in the ROS (however, in the case of ROS linked to a total return index, dividends paid on one or more index components are generally treated as being reinvested in the index components);
➢	in the case of direct investment in index commodities, the return could include rights that you will not have as an investor in the ROS; and
➢	an investment in the underlying index, basket indicies or the associated index constituents is likely to have tax consequences that are different from an investment in the ROS.

We describe various risk factors that may affect the market value of the ROS, and the unpredictable nature of that market value, under “Risk Factors” beginning on page PS-12 of this product supplement.

We cannot predict the level of the underlying index or basket indices or, therefore, the Ending Level of the underlying index or underlying basket for any particular offering of the ROS. Moreover, the assumptions we make in connection with any hypothetical information in the applicable pricing supplement may not reflect actual events. Consequently, that information may give little or no indication of the payment amount that will be delivered in respect of your ROS on the stated maturity date, nor should it be viewed as an indication of the financial return on your ROS or of how that return might compare to the financial return if you were to invest directly in the underlying index, the basket indices or the associated index constituents.

Risk Factors

The return on the ROS is linked to the performance of the underlying index or underlying basket. This section describes the most significant risks relating to the ROS. We urge you to read the following information about these risks, together with the other information in this product supplement, the index supplement, the accompanying prospectus and the applicable pricing supplement, before investing in the ROS.

You may lose some of your principal.

The return on the ROS at maturity is linked to the performance of the underlying index or underlying basket and will depend on whether, and the extent to which, the Underlying Return is positive or negative. The ROS are exposed to a decline in the underlying index or underlying basket greater than the Protection Percentage. If the Underlying Return is less than the applicable -(Protection Percentage), you will lose 1% (or a fraction thereof) of your principal for each 1% (or a fraction thereof) that the value of the Underlying Return is less than the applicable -(Protection Percentage). For example, if the Protection Percentage is 20%, then the Underlying Return of -25.5% will result in a 5.5% loss of principal. Accordingly, if the underlying index or underlying basket has declined by more than the Protection Percentage over the term of the ROS, you will lose some of your principal. The ROS do not ensure any return of principal in excess of the Protection Percentage.

The ROS are intended to be held to maturity. Your principal is partially protected only if you hold your ROS to maturity.

You will receive partial protection of the principal amount of your ROS only if you hold your ROS to maturity. If you sell your ROS in the secondary market prior to maturity, you will not receive partial principal protection on the portion of your ROS sold. You should be willing to hold your ROS to maturity.

Your return potential is limited by the Maximum Gain on the ROS at maturity.

Your payment at maturity is based on the Underlying Return, which, if positive, will be multiplied by a Multiplier, subject to a Maximum Gain on the ROS at maturity. Since the maximum payment amount on the ROS is capped, you will not benefit from a positive Underlying Return in excess of an amount equal to the Maximum Gain divided by the Multiplier. As a result, the ROS do not offer full participation in the positive appreciation of the underlying index or underlying basket.

Owning the ROS is not the same as owning the index constituents.

The return on your ROS will not reflect the return you would realize if you actually owned the index constituents and held such investment for a similar period because:

➢	the payment at maturity of the ROS is capped based on the Maximum Gain specified in the applicable pricing supplement; and
➢	the level of the underlying index or underlying basket is calculated in part by reference to the prices of the index constituents without taking into consideration, as applicable, the value of dividends paid on the index constituent stocks (however, in the case of ROS linked to a total return index, dividends paid on one or more index components are generally treated as being reinvested in the index components) or the rights that holders of futures contracts on the index commodities may have.

If the Underlying Return exceeds an amount equal to the applicable Maximum Gain divided by the Multiplier, your return on the ROS at maturity will be less than the return on a direct investment in the underlying index or basket indices without taking into account taxes and other costs related to such a direct investment.

Risk Factors

Even if the level of the underlying index or the value of the underlying basket increases above the Starting Level during the term of the ROS, the market value of the ROS may not increase by the same amount. It is also possible for the level of the underlying index or the value of the underlying basket to increase while the market value of the ROS declines.

The market value of the ROS may be influenced by unpredictable factors.

The market value of your ROS may fluctuate between the date you purchase them and the final valuation date, when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control and interrelate in complex ways, will influence the market value of the ROS. Generally, we expect that the level of the index or the value of the basket on any day will affect the market value of the ROS more than any other single factor. Other factors that may influence the market value of the ROS include:

➢	the volatility of the underlying index or basket indices (i.e., the frequency and magnitude of changes in the level of the underlying index or basket indices);
➢	the composition of the underlying index or basket indices and changes in the index constituents;
➢	the market price of the index constituents;
➢	in the case of ROS linked to an equity index or basket of equity indices, the dividend rate paid on the index constituent stocks (while not paid to holders, except in the case of ROS linked to a total return index, dividends paid on one or more index components are generally treated as being reinvested in the index components, of the ROS, dividend payments on the index constituent stocks may influence the value of the ROS);
➢	supply and demand for the ROS, including inventory positions with UBS Securities LLC or any other market-maker;
➢	interest rates in the market;
➢	the time remaining to the maturity of the ROS;
➢	the creditworthiness of UBS; and
➢	geopolitical, economic, financial, political, regulatory or judicial events that affect the level of the underlying index or the value of the underlying basket, or the market price of the index constituents, or that affect stock markets or commodities and futures markets generally.

These factors interrelate in complex ways, and the effect of one factor on the market value of your ROS may offset or enhance the effect of another factor.

There may not be an active trading market for the ROS — Sales in the secondary market may result in significant losses.

You should be willing to hold your ROS to maturity. There may be little or no secondary market for the ROS. The ROS will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and other affiliates of UBS may make a market in the ROS, although they are not required to do so and may stop any market-making activities at any time. Even if a secondary market in your ROS develops, it may not provide significant liquidity or trade at prices advantageous to you.

If you sell your ROS before maturity, you may have to do so at a substantial discount from the issue price and, as a result, you may suffer substantial losses.

Risk Factors

The inclusion of commissions and compensation in the original issue price of the ROS is likely to adversely affect secondary market prices of the ROS.

Assuming no change in market conditions or any other applicable factors, the price at which UBS Securities LLC or its affiliates are willing to purchase your ROS in secondary market transactions will likely be lower than the initial public offering price of your ROS, since the initial public offering price is likely to include, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to your ROS. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

Changes that affect the underlying index or basket indices will affect the market value of your ROS and the amount you will receive at maturity of your ROS.

The policies of the sponsor of the underlying index or the sponsors of the basket indices to which your ROS are linked (each, an “index sponsor”) concerning the calculation of the underlying index or basket indices, additions, deletions or substitutions of the index constituents and the manner in which changes affecting the index constituents, the issuers of the index constituent stocks (such as stock dividends, reorganizations or mergers) or the index commodities (such as prolonged changes in market value, significantly decreased liquidity or if any such index commodity ceases to exist) are reflected in the underlying index or basket indices, could affect the value of the underlying index or any basket index and, therefore, could affect the amount payable on your ROS at maturity and the market value of your ROS prior to maturity. The amount payable on the ROS and their market value could also be affected if an index sponsor changes these policies, for example by changing the manner in which it calculates the underlying index or any basket index, or if an index sponsor discontinues or suspends calculation or publication of the underlying index or any basket index, in which case it may become difficult to determine the market value of the ROS. If events such as these occur, or if the Ending Level is not available because of a market disruption event or for any other reason, and no successor index is selected, the calculation agent — which initially will be UBS Securities LLC, an affiliate of UBS — may determine the Ending Level or fair market value of the ROS — and thus the amount payable at maturity  — in a manner it considers appropriate, in its sole discretion.

The formula for calculating the payment at maturity of the ROS does not take into account all developments in the underlying index or basket indices.

Changes in the underlying index or basket indices during the term of the ROS before the final valuation date specified in the applicable pricing supplement may not be reflected in the calculation of the amount payable at maturity of the ROS. The calculation agent will calculate this amount by comparing only the level of the underlying index or the value of the underlying basket (calculated based on the sum of weighted levels of the basket indices multiplied by its respective Underlying Return) on the trade date relative to the level of the underlying index or the value of the underlying basket on the final valuation date. No other levels or values will be taken into account. As a result, you may lose some or all of your principal even if the underlying index or a particular basket index has risen at certain times during the term of the ROS before falling to a level below its Starting Level on the final valuation date.

In the case of ROS linked to a commodities index or a basket that includes a commodities index, commodity prices may change unpredictably, affecting the value of your ROS in unforeseeable ways.

Commodity prices are affected by a variety of factors, including weather, governmental programs and policies, national and international political, military, terrorist and economic events, changes in interest and exchange rates, and trading activities in commodities and related contracts. These factors may affect the level of the underlying index or the value of the underlying basket and therefore the value of your ROS in varying ways. Different factors may cause the value of different commodities and the volatilities of their prices to move in inconsistent directions and at inconsistent rates.

Risk Factors

In the case of ROS linked to a commodities index or a basket that includes a commodities index, higher future prices of commodities included in the index or basket indices relative to their current prices may lead to a decrease in the amount payable at maturity.

Your ROS may be linked to an underlying index that is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts approach expiration, they are replaced by contracts that have a later expiration. The relative sale prices of the contracts with earlier and later expiration dates will depend on the commodities included in the underlying index or basket indices and the markets for those commodities during the term of your ROS. Sale prices for contracts with later expiration that are higher than the sale prices for contracts expiring earlier could adversely affect the value of the commodity index or basket indices to which your ROS is linked and, accordingly, decrease the payment you receive at maturity.

UBS and its affiliates have no affiliation with any index sponsor and are not responsible for its public disclosure of information.

Unless otherwise specified in the applicable pricing supplement, UBS and its affiliates are not affiliated with the sponsor of any index that may be used to calculate the payment at maturity of the ROS (except for licensing arrangements discussed below), and we have no ability to control or predict actions of any such sponsor, including any errors in or discontinuation of disclosure regarding methods or policies relating to the calculation of the underlying index or any basket index. If an index sponsor discontinues or suspends the calculation of the underlying index or any basket index to which your ROS are linked, it may become difficult to determine the market value of the ROS or the amount payable at maturity. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the underlying index or basket index exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See “General Terms of the ROS — Market Disruption Event” on page PS-22 of this product supplement and “General Terms of the ROS — Discontinuance of or Adjustments to the Index or Basket; Alteration of Method of Calculation” on page PS-23 of this product supplement. Unless otherwise specified in the applicable pricing supplement, no index sponsor is involved in the offer or sale of any ROS in any way and or has any obligation to consider your interests as an owner of the ROS in taking any actions that might affect the value of your ROS.

Unless otherwise specified in the applicable pricing supplement, all information concerning an index sponsor and the underlying index or underlying basket to which your ROS relate is derived from publicly available information, without independent verification by us. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the underlying index or basket indices or any index sponsor contained in the index supplement or any pricing supplement. You, as an investor in the ROS, should make your own investigation into the applicable underlying index or underlying basket and the applicable index sponsor.

Historical performance of the underlying index or basket indices should not be taken as an indication of the future performance of the underlying index or basket indices during the term of the ROS.

The trading prices of the index constituents will determine the level of the underlying index or underlying basket. As a result, it is impossible to predict whether, or the extent to which, the level of the underlying index or basket indices will rise or fall. Trading prices of the index constituents will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of the index constituent stocks, the value of the index commodities and the level of the underlying index or

Risk Factors

basket indices. Accordingly, the historical performance of the underlying index or basket indices should not be taken as an indication of the future performance of the underlying index or basket indices.

Moreover, any basket to which any ROS may be linked is not a recognized market value and no historical performance data will be available.

Trading and other transactions by UBS or its affiliates in the index constituents, futures, options, exchange-traded funds or other derivative products on the index constituents or in the underlying index or basket indices may impair the market value of the ROS.

As described below under “Use of Proceeds and Hedging”, generally we or one or more affiliates may hedge our obligations under the ROS by purchasing the index constituents, futures or options on the index constituents or on the underlying index or basket indices, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the index constituents or in the underlying index or basket indices, and we may adjust these hedges by, among other things, purchasing or selling the index constituents, futures, options, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the underlying index or basket indices or of the index constituents at any time. Although generally they are not expected to, any of these hedging activities may adversely affect the market price of the index constituents and/or the level of the underlying index or basket indices, and, therefore, the market value of the ROS. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the ROS declines.

We or one or more of our affiliates may also engage in trading in the index constituents and may make other investments relating to the index constituents or to the underlying index or basket indices on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of the index constituents and/or the level of the underlying index or the levels of the basket indices and, therefore, the market value of the ROS. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the index constituents or the underlying index or basket indices. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the ROS.

The business activities of UBS or its affiliates may create conflicts of interest.

As noted above, UBS and its affiliates expect to engage in trading activities related to the underlying index or basket indices and the index constituents that are not for the account of holders of the ROS or on their behalf. These trading activities may present a conflict between the holders’ interest in the ROS and the interests UBS and its affiliates will have in their proprietary accounts in facilitating transactions, including block trades and options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the underlying index or any basket index, could be adverse to the interests of the holders of the ROS.

In the case of ROS linked to an equity index or basket that includes an equity index, UBS and its affiliates may, at present or in the future, engage in business with the issuers of the index constituent stocks, including making loans or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS or another affiliate of UBS and the interests of holders of the ROS. Any of these activities by UBS, UBS Securities LLC or other affiliates may affect the market price of the index constituent stocks and/or the level of the index or any basket index and, therefore, the market value of the ROS.

Risk Factors

We and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the ROS. Any such research, opinions or recommendations could affect the value of the index constituents, or the underlying index or basket indices to which the ROS are linked, and therefore the market value of the ROS.

UBS and its affiliates publish research from time to time on financial markets, commodities markets and other matters that may influence the value of the ROS, or express opinions or provide recommendations that are inconsistent with purchasing or holding the ROS. UBS and its affiliates may have published research or other opinions that call into question the investment view implicit in your ROS. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the ROS and the underlying index or basket indices to which the ROS are linked.

Significant aspects of the tax treatment of the ROS are uncertain.

Significant aspects of the tax treatment of the ROS are uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the ROS, and the Internal Revenue Service or a court may not agree with the tax treatment described in this product supplement or the applicable pricing supplement. Please read carefully the section entitled “Supplemental U.S. Tax Considerations” on page PS-28 of this product supplement and the section “U.S. Tax Considerations” in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

In addition, the Internal Revenue Service has recently released a notice that may affect the taxation of holders of the ROS. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the ROS should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the ROS will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your ROS for United States federal income tax purposes in accordance with the treatment described under “Supplemental U.S. Tax Considerations” on page PS-28 unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

In addition, a member of the House of Representatives has recently introduced a bill that, if enacted, would require holders of ROS to accrue interest income over the term of the ROS despite the fact that there will be no interest payments over the term of the ROS. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your ROS.

You will not receive interest payments on the ROS or dividend payments on the index constituent stocks or have shareholder rights in the index constituent stocks.

You will not receive any periodic interest payments on the ROS. In addition, you will not receive any dividend payments or other distributions on the index constituent stocks underlying a ROS linked to an equity index or basket that includes one or more equity indices (however, in the case of ROS linked to a total return index, dividends paid on one or more index components are generally treated as being

Risk Factors

reinvested in the index components). As a holder of the ROS, you will not have voting rights or any other rights that holders of the index constituent stocks or index commodities may have.

The calculation agent can postpone the determination of the Ending Level, and therefore the maturity date, if a market disruption event occurs on the final valuation date.

The determination of the Ending Level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date. If such a postponement occurs, the calculation agent will use the closing level of the index on the first business day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than ten business days. As a result, the maturity date for the ROS could also be postponed, although not by more than ten business days.

If the determination of the Ending Level on the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Ending Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Ending Level that would have prevailed in the absence of the market disruption event. See “General Terms of the ROS — Market Disruption Event”.

There are potential conflicts of interest between you and the calculation agent.

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount of the cash payment at maturity of the ROS. We may change the calculation agent after the original issue date of any ROS without notice. For a fuller description of the calculation agent’s role, see “General Terms of the ROS — Role of Calculation Agent”. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the index constituents or the index or basket indices has occurred or is continuing on the final valuation date. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of any of our affiliates to unwind hedge positions. See “Use of Proceeds and Hedging”. Since this determination by the calculation agent will affect the payment at maturity on the ROS, the calculation agent may have a conflict of interest if it needs to make any such decision.

An investment in the ROS may be subject to risks associated with non-U.S. securities markets.

Some or all of the index constituent stocks to which your ROS may be linked may be issued by foreign companies and some or all of the index commodities to which your ROS may be linked may trade on foreign exchanges. An investment in securities linked to the value of foreign equity securities or foreign exchange-traded futures contracts involves particular risks. Generally, foreign securities and futures markets may be more volatile than U.S. securities and futures markets, and market developments may affect foreign markets differently from U.S. securities and futures markets. Direct or indirect government intervention to stabilize these foreign markets, as well as cross shareholdings in foreign companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Similarly, regulations of the Commodity Futures Trading Commission generally do not apply to trading on foreign exchanges, and trading on foreign exchanges may involve different and greater risks than trading on United States exchanges. Securities and futures prices in foreign countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the foreign securities and futures markets, include the possibility of recent or future changes in the

Risk Factors

foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other foreign laws or restrictions applicable to foreign companies or investments in foreign equity securities or futures contracts and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular foreign economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult for any index sponsor to enforce the laws or regulations of a foreign country or exchange.

Any index constituent stock that is issued by a foreign company and any index commodity that is traded on a foreign exchange will be specified in the applicable pricing supplement.

The return on the ROS may not be adjusted for changes in exchange rates that might affect the underlying index or basket indices.

Some or all of the index constituents to which your ROS may be linked may be traded in currencies other than U.S. dollars. However, even if that is the case, your ROS are denominated in U.S. dollars and the value of your ROS may not be adjusted for exchange rate fluctuations between the U.S. dollar and any other currency upon which an index constituent is based. Therefore, if such currency appreciates or depreciates relative to the U.S. dollar over the term of the ROS, you may not receive any additional payment or incur any reduction in payment at maturity. Your net exposure may depend on the extent to which the currencies upon which the index constituents are based strengthen or weaken relative to the U.S. dollar. If the U.S. dollar strengthens relative to the currencies upon which the index constituents are based, taking into account the relative weightings of such index constituents within the underlying index or basket indices, the value of any such underlying index or underlying basket may be adversely affected, and the payment at maturity of the ROS may be reduced. Of particular importance to potential currency exchange risk are:

➢	existing and expected rates of inflation;
➢	existing and expected interest rate levels;
➢	the balance of payments; and
➢	the extent of governmental surpluses or deficits in any relevant jurisdiction, including the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the government of any relevant foreign jurisdiction, the United States and other jurisdictions important to international trade and finance.

Any index constituent that is traded in a currency other than U.S. dollars will be specified in the applicable pricing supplement.

Valuation of the ROS

Each offering of the ROS is linked to the performance of a different underlying index or underlying basket and is subject to the particular terms set forth in the applicable pricing supplement. The performance of each offering of the ROS will depend on the performance of the underlying index or underlying basket to which such offering is linked and will not depend on the performance of any other offering of the ROS.

At maturity.  Your cash payment at maturity is based on the Underlying Return as described under “General Terms of the ROS — Payment at Maturity”.

Prior to maturity.  You should understand that the market value of your ROS will be affected by several factors, many of which are beyond our control and interrelate in complex ways. Generally, we expect that the level of the underlying index or basket indices on any day will affect the market value of your ROS more than any other single factor. Other factors that may influence the market value of your ROS include supply and demand for your ROS, exchange rates, the volatility of the underlying index or basket indices, the composition of the underlying index or basket indices and any changes to the index constituents, dividend payments on the index constituent stocks, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. See also “Risk Factors” beginning on page PS-12 of this product supplement for a broader description of factors that could affect the market value of your ROS.

General Terms of the ROS

The following is a summary of general terms of the ROS. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in the applicable pricing supplement and in the accompanying prospectus. In this section, references to “holders” mean those who own the ROS registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the ROS registered in street name or in the ROS issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the ROS should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

In addition to the terms described elsewhere in this product supplement, the following general terms will apply to the ROS:

Coupon

We will not pay you interest during the term of the ROS.

Denomination

Each ROS will have a principal amount of $1000, unless otherwise specified in the applicable pricing supplement.

Payment at Maturity

At maturity, you will receive a cash payment on the principal amount of each ROS you hold, calculated as described below:

➢	If the performance of the Underlying Return is positive, your return on the ROS will be multiplied by the Multiplier up to the Maximum Gain or, in the case of an underlying basket, the weighted performance of the basket indices on the final valuation date.
➢	If the Underlying Return is between 0% and -(Protection Percentage), inclusive, you will receive your principal amount.
➢	If the Underlying Return is less than -(Protection Percentage), you will lose 1% (or a fraction thereof) of your principal for each 1% (or a fraction thereof) that the Underlying Return is lower than -(Protection Percentage).

Accordingly, if the underlying index or underlying basket has declined by more than the Protection Percentage over the term of the ROS, you will lose some of your principal.

The partial protection feature applies only at maturity.

We may issue separate offerings of the ROS that are identical in all respects, except that each individual offering is linked to the performance of a different underlying index or underlying basket and is subject to the particular terms set forth in the applicable pricing supplement. Each offering of the ROS is a separate and distinct security and you may invest in one or more offerings of the ROS as set forth in the applicable pricing supplement. The performance of each offering of the ROS will depend upon the performance of the underlying index or underlying basket to which such offering is linked and will not depend in any way on the performance of any other offering of the ROS.

Maturity Date

The maturity date for your ROS will be the date specified in the applicable pricing supplement, unless that day is not a business day, in which case the maturity date will be the next following business day. If the calculation agent postpones the final valuation date, the maturity date will be postponed to maintain

General Terms of the ROS

the same number of business days between the final valuation date and the maturity date as existed prior to the postponement(s) of the final valuation date. The calculation agent may postpone the final valuation date if a market disruption event occurs or is continuing on a day that would otherwise be a final valuation date. We describe market disruption events under “ — Market Disruption Event” below.

A postponement of the maturity date for one offering of the ROS will not affect the maturity date for any other offering of the ROS.

Final Valuation Date

The final valuation date for your ROS will be the date specified in the applicable pricing supplement, unless the calculation agent determines that a market disruption event has occurred or is continuing on any such day. In that event, the final valuation date will be the first following business day on which the calculation agent determines that a market disruption event has not occurred and is not continuing. In no event, however, will the final valuation date for your ROS be postponed by more than ten business days.

A postponement of the final valuation date for one offering of the ROS will not affect the final valuation date for any other offering of the ROS.

Closing Level

Unless otherwise specified in the applicable pricing supplement, the closing level of the underlying index or any basket index on any day will be determined based on the closing level of such index or any successor index or alternative calculation of such index published following the regular official weekday close of the principal trading session of the relevant exchange for such index.

Market Disruption Event

The calculation agent will determine the Ending Level on the final valuation date. As described above, the final valuation date may be postponed, and thus the determination of the Ending Level may be postponed, if the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing. If such a postponement occurs, the calculation agent will use the Ending Level on the first business day on which no market disruption event occurs or is continuing. Notwithstanding the occurrence of one or more of the events below, which may, in the calculation agent's discretion, constitute a market disruption event, the calculation agent in its discretion may waive its right to postpone the final valuation date, if it determines that one or more of the below events has not and is not likely to materially impair its ability to determine the Ending Level of the underlying index or one or more basket indices. In no event, however, will the final valuation date be postponed by more than ten business days.

If the determination of the Ending Level is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Ending Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Ending Level that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event, in each case as determined by the calculation agent in its sole discretion:

➢	a termination, suspension, absence or material limitation of trading in a material number of index constituents for more than two hours or during the one-half hour before the close of trading in the applicable market or markets;
➢	a termination, suspension, absence or material limitation of trading in option or futures contracts relating to the underlying index or one or more basket indices or to a material number of index constituent stocks in the primary market or markets for those contracts for more than two hours of trading or during the one-half hour before the close of trading in such market;

General Terms of the ROS

➢	a termination, suspension, absence or material limitation of trading in any futures contract included in an underlying index or one or more basket indices to which your ROS is linked;
➢	a change in the settlement price of any futures contract included in an underlying index or one or more basket indicies to which your ROS is linked by an amount equal to the maximum permitted price change from the previous day’s settlement price;
➢	the settlement price is not published for any individual futures contract included in an underlying index or one or more basket indices to which your ROS is linked;
➢	the underlying index or one or more of basket indices is not published; or
➢	any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to your ROS that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging”.

The following events will not be market disruption events:

➢	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the applicable market or markets; or
➢	a decision to permanently discontinue trading in the option or futures contracts relating to the index or basket indices, in any index constituent stocks or index commodities, or in any futures contract on such index.

For this purpose, an “absence of trading” in the primary securities market or markets on which option or futures contracts related to the underlying index or basket indices or any index constituents are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Discontinuance of or Adjustments to the Index or Basket; Alteration of Method of Calculation

If any index sponsor discontinues publication of the underlying index or a basket index, and the index sponsor or any other person or entity publishes a substitute index that the calculation agent determines is comparable to that index and approves the substitute index as a successor index, then the calculation agent will determine the Underlying Return, Starting Level, Ending Level and the amount payable at maturity by reference to such successor index.

If the calculation agent determines that the publication of the underlying index or basket index is discontinued and that there is no successor index on any date when the value of the underlying index or basket index is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of stocks, physical commodities, exchange-traded futures contracts on physical commodities or another index or indices, as applicable, and will apply a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the underlying index or basket index.

If the calculation agent determines that any index constituents or the method of calculating the underlying index or a basket index have been changed at any time in any respect — including any addition, deletion or substitution and any reweighting or rebalancing of the index constituents or of the futures contracts on such underlying index or basket index, as applicable, and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the index constituent stocks or their issuers or the index commodities, as applicable, or is due to any other reason — that causes the index not to fairly represent the value of that index had such changes not been made or that otherwise affects the calculation of the closing levels of the affected index, Underlying Return, Starting

General Terms of the ROS

Level, Ending Level or the amount payable at maturity, then the calculation agent may make adjustments in this method of calculating that index that it believes are appropriate to ensure that the Underlying Return used to determine the amount payable on the maturity date is equitable. All determinations and adjustments to be made by the calculation agent with respect to the closing levels of the affected index Underlying Return, Starting Level, Ending Level and the amount payable at maturity or otherwise relating to the level of the index may be made by the calculation agent in its sole discretion.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem your ROS in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right with respect to your ROS, the redemption price of the ROS will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of your ROS is accelerated, we will pay the default amount in respect of the principal of your ROS at maturity. We describe the default amount below under “ —  Default Amount”.

For the purpose of determining whether the holders of our Series A Medium-Term Notes, of which the ROS are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the ROS as the outstanding principal amount of that ROS. Although the terms of the ROS may differ from those of the other Series A Medium-Term Notes, holders of specified percentages in principal amount of all Series A Medium-Term Notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A Medium-Term Notes, including the ROS. This action may involve changing some of the terms that apply to the Series A Medium-Term Notes, accelerating the maturity of the Series A Medium-Term Notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants”.

Default Amount

The default amount for your ROS on any day will be an amount, in U.S. Dollars for the principal of your ROS, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your ROS as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your ROS. That cost will equal:

➢	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking; plus
➢	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of your ROS in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your ROS, which we describe below, the holders of your ROS and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

General Terms of the ROS

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

➢	no quotation of the kind referred to above is obtained; or
➢	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business days objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the ROS.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

➢	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency; or
➢	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment and Delivery

Any payment on or delivery of your ROS at maturity will be made to accounts designated by you or the holder of your ROS and approved by us, or at the office of the trustee in New York City, but only when your ROS are surrendered to the trustee at that office. We may also make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a business day with respect to your ROS, we mean any day that is a business day of the kind described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus.

Modified Business Day

When we refer to a modified business day with respect to your ROS, we mean any day that is a modified business day of the kind described in “Description of Debt Securities We May Offer —  Payment Mechanics for Debt Securities” in the attached prospectus. As described in the prospectus, any payment on your ROS that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under “ — Maturity Date” and “ — Final Valuation Date” above.

Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of your ROS without notice. The calculation agent will make all determinations regarding the value of your ROS at maturity, market disruption events, business days, the

General Terms of the ROS

default amount, the Underlying Return, the Starting Level, the Ending Level and the amount payable in respect of your ROS. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

Booking Branch

Unless otherwise specified in the applicable pricing supplement, the ROS will be booked through UBS AG, Jersey Branch.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the ROS for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the ROS as described below.

In anticipation of the sale of each ROS, we or our affiliates expect to enter into hedging transactions involving purchases of index constituents, listed and/or over-the-counter options or futures on index constituents and/or over-the-counter options, futures or exchange-traded funds on the underlying index or basket indices prior to or on the applicable trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. Consequently, with regard to your ROS, from time to time, we or our affiliates may:

➢	acquire or dispose of long or short positions of index constituents or other securities of issuers of the index constituent stocks;
➢	acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the underlying index or basket indices, or the value of the underlying constituents; or
➢	acquire or dispose of long or short positions in listed or over-the-counter options, futures or exchange-traded funds or other instruments based on the level of other similar market indices or stocks, commodities or other assets; or
➢	any combination of the above three.

We or our affiliates may acquire a long or short position in securities similar to the ROS from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge position relating to the ROS on or before the final valuation date for your ROS. That step may involve sales or purchases of the index constituents, listed or over-the-counter options or futures on the index constituents or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indices designed to track the performance of the underlying index or basket indices or markets relating to the underlying index or basket indices.

The hedging activity discussed above may adversely affect the market value of your ROS from time to time and the payment at maturity of your ROS. See “Risk Factors” beginning on page PS-12 of this product supplement for a discussion of these adverse effects.

Supplemental U.S. Tax Considerations

The following is a general description of certain United States federal tax considerations relating to the ROS. It does not purport to be a complete analysis of all tax considerations relating to the ROS. Prospective purchasers of the ROS should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the ROS and receiving payments of interest, principal and/or other amounts under the ROS. This summary is based upon the law as in effect on the date of this product supplement and is subject to any change in law that may take effect after such date.

The discussion below supplements the discussion under “U.S. Tax Considerations” in the attached prospectus. This discussion applies to you only if you hold your ROS as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

➢	a dealer in securities,
➢	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,
➢	a bank,
➢	a life insurance company,
➢	a tax-exempt organization,
➢	a person that owns ROS as part of a straddle or a hedging or conversion transaction for tax purposes, or
➢	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the ROS, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the ROS should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the ROS.

Except as otherwise noted under “Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a United States holder if you are a beneficial owner of a ROS and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE ROS SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE ROS ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR ROS DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR ROS.

Supplemental U.S. Tax Considerations

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your ROS as a pre-paid derivative contract with respect to the underlying index or basket and the terms of the ROS require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the ROS for all tax purposes in accordance with such characterization. If the ROS are so treated, you should recognize capital gain or loss upon the sale, exchange or maturity of your ROS in an amount equal to the difference between the amount realized at such time and your tax basis in the ROS. In general, your tax basis in your ROS will be equal to the price you paid for them. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your ROS will generally begin on the date after the issue date (i.e., the settlement date) for your ROS and, if you hold your ROS until maturity, your holding period will generally include the maturity date.

Alternative Treatments.  The Internal Revenue Service has recently released a notice that may affect the taxation of holders of the ROS. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the ROS should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the ROS will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your ROS for United States federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

In addition, a member of the House of Representatives has recently introduced a bill that, if enacted, would require holders of ROS purchased after the bill is enacted to accrue interest income over the term of the ROS despite the fact that there will be no interest payments over the term of the ROS. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your ROS.

In addition, if the ROS have a term greater than one year, it is possible that the ROS could be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If the ROS are so treated, you would be required to accrue interest income over the term of your ROS based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your ROS. You would recognize gain or loss upon the sale or maturity of your ROS in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your ROS.

In general, your adjusted basis in your ROS would be equal to the amount you paid for your ROS, increased by the amount of interest you previously accrued with respect to your ROS. Any gain you recognize upon the sale, redemption or maturity of your ROS would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your ROS, and thereafter, would be capital loss.

If the ROS are treated as a contingent debt instrument and you purchase your ROS in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the ROS, such excess or discount would not be subject to the generally applicable market discount or amortizable bond

Supplemental U.S. Tax Considerations

premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your ROS in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

Similarly, if the ROS have a term of one year or less, it is possible that the ROS could be treated as a debt instrument subject to the special rules for short-term debt instruments. You should consult your tax advisor as to the tax consequences of such characterization.

Because of the absence of authority regarding the appropriate tax characterization of your ROS, it is possible that the Internal Revenue Service could seek to characterize your ROS in a manner that results in tax consequences to you that are different from those described above. For example, the Internal Revenue Service could possibly assert that (i) you should be treated as owning the components of the underlying index or basket, (ii) you should be required to recognize taxable gain upon a rollover or rebalancing, if any, of the components of the underlying index or underlying basket, (iii) any gain or loss that you recognize upon the exchange or maturity of the ROS should be treated as ordinary gain or loss, (iv) you should be required to accrue interest income over the term of your ROS or (v) you should be required to include in ordinary income an amount equal to any increase in the underlying index or underlying basket that is attributable to ordinary income that is realized in respect of the components of the underlying index or underlying basket, such as interest, dividends or net-rental income. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your ROS for U.S. federal income tax purposes.

Treasury Regulations Requiring Disclosure of Reportable Transactions.  Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. An investment in the ROS or a sale of the ROS should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the ROS or a sale of the ROS to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of ROS.

Backup Withholding and Information Reporting.  If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

➢	payments of principal and interest on a ROS within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and
➢	the payment of the proceeds from the sale of a ROS effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

➢	fails to provide an accurate taxpayer identification number,
➢	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or
➢	in certain circumstances, fails to comply with applicable certification requirements.

Payment of the proceeds from the sale of a ROS effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a ROS that is effected at a foreign office of a broker will generally be subject to information reporting and backup withholding if:

➢	the proceeds are transferred to an account maintained by you in the United States,

Supplemental U.S. Tax Considerations

➢	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or
➢	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations.

In addition, a sale of a ROS effected at a foreign office of a broker will generally be subject to information reporting if the broker is:

➢	a United States person,
➢	a controlled foreign corporation for United States tax purposes,
➢	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or
➢	a foreign partnership, if at any time during its tax year:
➢	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or
➢	such foreign partnership is engaged in the conduct of a United States trade or business.

Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Non-United States Holders.  If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your ROS but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your ROS unless you comply with certain certification and identification requirements as to your foreign status.

ERISA Considerations

We, UBS Securities LLC and other of our affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”)) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the ROS by a Plan with respect to which UBS Securities LLC or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the ROS by a Plan with respect to which UBS Securities LLC or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any ROS on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. The U.S. Department of labor has issued five prohibited transaction class exemptions (“The PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the ROS. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of securities where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Upon purchasing the ROS, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the ROS is eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption. The discussion above supplements the discussion under “ERISA Considerations” in the accompanying prospectus.

Supplemental Plan of Distribution

Unless otherwise specified in the applicable pricing supplement, with respect to each ROS to be issued, UBS will agree to sell to UBS Securities LLC, and UBS Securities LLC will agree to purchase from UBS the aggregate principal amount of the ROS specified on the front cover of the applicable pricing supplement. Each ROS will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. UBS Securities LLC intends to resell the ROS they purchase at the original issue price specified in the applicable pricing supplement. UBS Securities LLC may resell ROS to securities dealers at a discount from the original issue price applicable to the offered ROS of up to the underwriting discount set forth in the applicable pricing supplement. In the future, we or our affiliates may repurchase and resell the offered ROS in market-making transactions. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

UBS may use this product supplement and accompanying prospectus in the initial sale of any ROS. In addition, UBS, UBS Securities LLC, or any other affiliate of UBS may use this product supplement and accompanying prospectus in a market-making transaction for any ROS after their initial sale. In connection with any ROS offering, UBS, UBS Securities LLC and any other affiliate of UBS or any other securities dealers may distribute this product supplement and accompanying prospectus electronically. Unless stated otherwise in the applicable confirmation of sale delivered by UBS or its agent, this product supplement and accompanying prospectus are being used in a market-making transaction.